Exhibit 10.2
STOCK FOR ASSET ACQUISITION AGREEMENT

Between

HiBix, Corporation

And

Cell-nique Corporation

TABLE OF CONTENTS

1.	Acquisition of the Shares and Other Actions
	1.01.	Acquisition of the Shares from the Transferor
	1.02.	Consideration
	1.03.	Closing
	1.04.	Consents to Assignment

2.	Representations of the Transferor Regarding the Shares

3.	Representations of the Transferor Regarding the Transferor and the Companies
	3.01.	Organization
	3.02.	The Companies
	3.03.	Authorization
	3.04.	Financial Statements
	3.05.	Absence of Undisclosed Liabilities
	3.06.	Litigation
	3.07.	Personal Property and Inventory
	3.08.	Intangible Property
	3.09.	Leases
	3.10.	Real Estate
	3.11.	Accounts Receivable and Accounts Payable
	3.12.	Tax Matters
	3.13.	Contracts and Commitments
	3.14.	Compliance with Agreements and Laws
	3.15.	Employee Relations
	3.16.	Employee Benefit Plans
	3.17.	Customers and Suppliers
	3.18.	Indebtedness to and from Officers, Directors and Stockholders
	3.19.	Full Disclosure
	3.20.	Solvency
	3.21.	Vendor Agreement
	3.22.	Limitation on Representations and Warranties

4.	Representations of the Transferee
	4.01.	Organization and Authority
	4.02.	Capitalization of the Transferee
	4.03.	Authorization
	4.04.	Regulatory Approvals
	4.05.	Investment Representation
	4.06.	Litigation
	4.07.	Broker's Fee

5.	Left Blank
6.	Left Blank
7.	Left Blank
8.	Left Blank
9.	Left Blank

10.	Restrictive Covenants
	10.02.	Confidentiality
	10.04.	Additional Terms

11.	Left Blank
12.	Notices
13.	Successors and Assigns
14.	Entire Agreement; Amendments; Attachments
15.	Severability
16.	Investigation of the Parties
17.	Approval of Special Committee of the Transferee
18.	Expenses
19.	Governing Law
20.	Section Headings
21.	Counterparts

Exhibits

Schedules to be provided by the Transferor

I	-	Transferor Assets
Schedule I(a)	-	Bill of Sale and Assignment and Vendor Settlement and Assumption Agreement

II	-	Transferor’s Shareholders Listing

3.02	-	The Company: Articles of Incorp, Bylaws, Minutes, BOD
3.03	-	Third Party Consents
3.04	-	Financial Statements
3.05	-	Undisclosed Liabilities
3.06	-	Litigation
3.07	-	Personal Property
3.08	-	Intangible Property
3.11	-	Accounts Receivable
3.13	-	Contracts
3.17	-	Customers and Suppliers
3.18	-	Indebtedness to and from Officers, Directors and Stockholders

Hibix Board Resolution Authorizing Sale, Minutes of Shareholder Meeting and Vote to accept Cell-nique Stock to be Fair Market Value consideration of sale acknowledging Silverwoods fairness opinion.

STOCK FOR ASSET ACQUISITION AGREEMENT

Agreement (the "Agreement") made as of the 31st day of December, 2010 by and among, Cell-nique Corporation a Delaware corporation (the "Transferee"),and Hibix, Corporation, a California Corporation (the "Transferor").

 PRELIMINARY STATEMENT

The Transferee desires to acquire, and the Transferor desire to transfer assets of the Transferor representing substantially all of the Transferor's assets, including without limitation all of Transferor's operating assets, as of the date hereof for the consideration in the transaction contemplated hereunder. This Agreement shall serve as the Plan of Reorganization (the "Plan") for each of the Transferee and the Transferor. (the “Stockholder Transaction”).

The Transferee and the Transferor acknowledge that upon consummation of the transaction contemplated hereunder and the Stockholder Transactions, the Transferor will distribute all of its assets, including the 150,450 shares of common stock, $.0001 par value per share, of Transferee that the Transferor will receive as part of the consideration hereunder, to the Transferor's stockholders in exchange for their shares of the Transferor common stock to effect and complete the liquidation and dissolution of the Transferor under the Plan.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. ACQUISITION OF THE ASSETS AND OTHER ACTIONS

1.01.            ACQUISITION OF THE ASSETS AND THE TRANSFEROR ASSETS FROM THE TRANSFEROR.
(a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Transferor shall sell, assign and transfer all of its right, title and interest in any and all assets, (collectively, the "Transferor Assets"). Schedule I attached hereto contains a true, complete and correct list of the "Transferor Assets".

1.02.            CONSIDERATION FOR THE TRANSFEROR ASSETS.
In consideration for the sale and transfer of the Transferor Assets, and subject to the terms and conditions of this Agreement, Transferee shall on the Closing Date (a) issue to Transferor One Hundred Fifty Thousand Four Hundred Fifty (150,450) shares of common stock, $.0001 par value per share, of Transferee, (b) assume all of the Transferor's obligations under the Transferor Assets for periods from and after the Closing Date, and ((a) and (b) collectively, the "Consideration"). Schedule II attached hereto contains a true, complete and correct list of the "Transferor shareholders to receive Transferee Stock".

1.03.            CLOSING.
The Closing shall take place at the offices of Cell-nique Corp, at 1 p.m., on December 31, 2010, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Transferor Assets by the Transferor to the Transferee shall be deemed to occur at 12:01 a.m., EST, on the Closing Date.

1.04.            CONSENTS TO ASSIGNMENT.
(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof and such consent has not been obtained. If such consent (a "Deferred Consent") is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Transferee would not receive, or the relevant Company would not continue to receive, all such rights, then, in each such case, (a) the contract, lease, authorization, license or permit to which such Deferred Consent relates (a "Deferred Item") shall be withheld from sale pursuant to this Agreement without any reduction in the Consideration, (b) from and after the Closing, the Transferor and the Transferee will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that neither the Transferor nor the Transferee shall be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Transferor and the Transferee will cooperate, in all reasonable respects, to provide to the Transferee or the relevant Company all benefits under the Deferred Item to which such Deferred Consent relates (with the Transferee or relevant Company entitled to all the profits, rights and gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Transferee and the Transferor shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Transferee or relevant Company the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Transferee of all claims or rights arising thereunder, and the performance by the Transferee of the obligations thereunder on a prompt and punctual basis.

2.	REPRESENTATIONS OF THE TRANSFEROR REGARDING THE TRANSFEROR ASSETS.

The Transferor represents and warrants to the Transferee as follows:

(a) The Transferor has good and marketable title to the Transferor Assets, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(b) The Transferor is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Transferor or the transfer, conveyance and sale of the Transferor Assets to the Transferee pursuant to the terms hereof.

(c) No broker or finder has acted for the Transferor in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferor.

(d) True and complete copies of the Transferor Assets have been delivered to Transferee and each of the Transferor Assets is a valid and binding obligation of the Transferor and is in full force and effect. Transferor is not in default under any of the Transferor Contracts, and, to the Transferor's knowledge, no third party is in default under any of the Transferor Assets. The Transferor Assets, together with the assets held by the Companies, constitute all of the assets necessary to operate the business of the Transferor and the Companies as currently conducted.

3.	REPRESENTATIONS OF THE TRANSFEROR REGARDING THE TRANSFEROR.

The Transferor represents and warrants to the Transferee as follows:

3.01.	ORGANIZATION.
The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02.	THE COMPANY.
Schedule 3.02 attached hereto sets forth: (i) the name of the Company; (ii) the jurisdiction of incorporation of the Company; (iii) the names of the officers and directors of each Company; and (iv)the jurisdictions in which the Company is qualified or holds licenses to do business as a foreign corporation. The Company is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted.  Each of the Companies is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its  business requires such qualification, except where any failure to be in good standing would not result in, individually or in the aggregate, a Material Adverse Effect (as defined in Section 3.12). Copies of the charter, bylaws and other governing instruments of the Companies, each as amended to date, have been delivered to the Transferee, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery.

3.03.	AUTHORIZATION.
The execution and delivery by the Transferor of this Agreement and the agreements provided for herein, and the consummation by the Transferor of all transactions contemplated hereunder and thereunder by the Transferor, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Transferor. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Transferor is a party constitute the valid and legally binding obligations of the Transferor, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Transferor of this Agreement and the agreements provided for herein, and the consummation by the Transferor of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Transferor; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Transferor; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound. Schedule 3.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties (including Governmental Entities) that are required in connection with the consummation by the Transferor of the transactions contemplated by this Agreement.

3.04.	FINANCIAL STATEMENTS, BANK ACCOUNTS AND ACCESS TO ALL FINANCIAL RECORDS.
Schedule 3.04 attached hereto contains a true, complete and correct copies of the unaudited balance sheets of the Companies as of December 31, 2008, December 31, 2009 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the fiscal year then ended (collectively, the "Annual Financial Statements"), the unaudited balance sheets of the Companies as of September 30, 2010 (the "Current Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the nine-month period then ended (collectively, the "Current Financial Statements"). The Transferor shall provide original accounting records and back up copy of Quickbooks accounting records since inception.

3.05.	ABSENCE OF UNDISCLOSED LIABILITIES.
Except as and to the extent (a) reflected and reserved against in the Current Balance Sheets, (b) set forth on Schedule 3.05 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, none of the Company has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Company.

3.06.	LITIGATION.
Except as set forth on Schedule 3.06 attached hereto (a) there is no action, suit or proceeding to which the Transferor or any of the Companies is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Transferor, there is no basis for any such action, suit or proceeding; (b) neither the Transferor, any of the Companies, nor, to the best knowledge of the Transferor, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Transferor or any of the Companies; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Transferor or any of the Companies to take any action of any kind with respect to its business, assets or properties.

3.07.	PERSONAL PROPERTY AND INVENTORY
Schedule 3.07 attached hereto sets forth: (i) a true, correct and complete list of all items of tangible personal property and inventory owned by the Transferor as of the date hereof. Except as disclosed in Schedule 3.07:

(a) the Transferor has good and marketable title to its Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

(b) no officer, director, stockholder or employee of the Transferor, any Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 3.07;

(c) each item of Personal Property not owned by the Transferor or the Companies is in such condition that upon the return of such property to its owner in its present  condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Transferor or the relevant Company, as the case may be, and the owner or lessor thereof, the obligations of the Transferor or the relevant Company, as the case may be, to such owner or lessor will be discharged; and

(d) the Personal Property and inventory is adequate for the conduct of the business of the Transferor and the Companies as currently conducted and is in good operating condition and repair, normal wear and tear excepted or merchantable, is currently used by the Transferor or the relevant Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property.

3.08.	INTANGIBLE PROPERTY.
SCHEDULE 3.08 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all material items of intangible property owned by, or used or useful in connection with the business of, the Transferor including, but not limited to, supplier and customers lists and related relationships, product formula and production processes, research and development and work in progress, trade secrets, know-how, any other confidential information of the Transferor, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all material licenses or similar agreements or arrangements to which the Transferor or any Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in Schedule 3.08:

(a) the relevant Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages  used on or in connection therewith, free and clear of all liens, security interests,  charges, encumbrances, equities or other adverse claims;

(b) the relevant Company has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

(c) neither the Transferor nor any of the Companies has received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against any Company that any of the operations, activities, products, services or publications of such Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

 (d) there are no outstanding, nor to the best knowledge of the Transferor, any threatened disputes or other disagreements with respect to any research and development in process or licenses or similar agreements or arrangements described in Schedule 3.08 or with respect to infringement by a third party of any of the Intangible Property;

 (e) no officer, director, stockholder or employee of the Transferor or any Company,  nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

 (f) the Transferor does not have any knowledge that any third  party is infringing,  or will threaten to infringe upon or otherwise violate any of the Intangible Property in which any Company has ownership rights.

3.09.	LEASES.
The Transferor does not have any leased property.

3.10.	REAL ESTATE.
The Transferor does not have any leased property.

3.11.	ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.
Schedule 3.11 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable and accounts payable of the Transferor and each of the Companies (the "Accounts"), including the aging thereof as of the date hereof. All Accounts arose out of the sales of services or purchases in the ordinary course of business. All Accounts are collectible in the ordinary course of business, without undue delay or extraordinary collection process, net of any reserves on the Current Balance Sheets.

3.12.	TAX MATTERS.
Each of the Transferor has properly filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any error or omission that could not reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Transferor (a "Material Adverse Effect"). Each of the Transferor has paid on a timely basis all Taxes (as defined below) that were due and payable. All Taxes that Transferor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

3.13.	CONTRACTS AND COMMITMENTS.

(a)   SCHEDULE 3.13 attached hereto contains a true, complete and correct list of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

(i)    all loan agreements, indentures, mortgages and guaranties to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound;

(ii)   all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements  to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound;

(iii)   all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound which (A) involve payments or receipts by the Transferor or any of the Companies of more than  $500 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially  adversely  affect the condition financial or otherwise) or the properties, assets, business or prospects of the Transferor or any of the Companies;

(iv)  all agency, distributor, sales representative, franchise or similar agreements  to which the  Transferor  or any of the  Companies  is a party or by which the Transferor or any of the Companies or any of their property is bound;

(v)  any other material agreements or contracts entered into by the Transferor or any of the Companies.

(b)  EXCEPT AS SET FORTH ON SCHEDULE 3.13:

(i)   each Contract is a valid and binding agreement of the Transferor,  enforceable against the Transferor in accordance  with its terms,  and the Transferor does not have any knowledge that any Contract is not a valid and binding  agreement of the other parties thereto, except  where  the  failure  to be a valid  and  binding  Agreement  would  not, individually  or in the aggregate with matters under  Sections  3.13(b)(i)-(iv), reasonably be expected to result in a Material Adverse Effect.

(ii) the Transferor has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Transferor, on its part prior to the date hereof, and the Transferor, has no reason to believe that the Transferor or the relevant Company will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof, except where the failure to fulfill all material obligations required pursuant the contract would not, individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Material Adverse Effect;

(iii) the Transferor is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto, except for such breach, default or events that would not individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Company Material Adverse Effect; and

(iv) to the best knowledge of the Transferor after due inquiry, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto, except for such breach, default or events that would not individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Company Material Adverse Effect.

3.14.  COMPLIANCE WITH AGREEMENTS AND LAWS.
The Transferor have all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct their respective business and own and operate their respective assets (collectively, the "Permits"). Neither the Transferor is in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Transferor and the Companies as conducted since September 30, 2010 has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

3.15.	EMPLOYEE RELATIONS.
The Transferor does not have any Employees.

3.16.	EMPLOYEE BENEFIT PLANS.
The Transferor does not have any Employee Benefit Plan.

3.17.	CUSTOMERS AND SUPPLIERS.
SCHEDULE 3.17 attached hereto sets forth a true, correct and complete detailed list of (a) the name of each current customer of the Transferor (b) the names of suppliers of the Transferor as of the current period September 30, 2010. Except as set forth on Schedule 3.17, the Transferor has good customer and supplier relations and none of the customers or suppliers of the Transferor has notified the Transferor that it intends to discontinue or materially diminish its relationship with the Transferor.

3.18.	INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND STOCKHOLDERS.
Except as set forth on Schedule 3.18 attached hereto the Transferor is indebted, directly or indirectly, to any person who is an officer, director or stockholder of any of the Transferor or any affiliate of any such person in any amount whatsoever including salaries for services rendered or reimbursable business expenses, all of which have been written off and reduced to zero as such reflected on the Current Final Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Transferor including for advances made to employees of the Transferor or any of the Companies in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.19.	FULL DISCLOSURE.
There are no materially misleading misstatements in any of the representations and warranties made by Transferor in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Transferor pursuant to this Agreement and Transferor has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

3.20	SOLVENCY.
The Transferor is now cash flow insolvent and but has a positive net asset by the transactions contemplated by this Agreement.  As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of the Transferor exceeds the present fair saleable value of the Transferor's assets.

3.21.	VENDOR, COPACKING AND STORAGE AGREEMENT.
The Transferor shall disclose all outstanding agreements with vendors, copackers and storage providers.

3.22.	LIMITATION ON REPRESENTATIONS AND WARRANTIES.
The Transferor's representations and warranties in Sections 3.07, 3.08, 3.09, 3.10 and 3.13 shall not apply to any assets or liabilities of the Transferor that are not being transferred to or assumed by the Transferee pursuant to this Agreement.

4.	REPRESENTATIONS OF THE TRANSFEREREE REGARDING THE TRANSFEREREE

The Transferee represents and warrants to the Transferor that:

4.01.	ORGANIZATION AND AUTHORITY.
The  Transferee is a corporation  duly organized,  validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its  properties  and to  carry  on its  business  as now  being  conducted.  The Transferee has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.02.	CAPITALIZATION OF THE TRANSFEREE.
On the date hereof, the Transferee's authorized capital stock consists of 49,000,000 shares of Common Stock, $.0001 par value, of which 5,015,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.01 par value, of which no shares are issued and outstanding. All of the outstanding shares of capital stock of the Transferee have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

4.03.	AUTHORIZATION.
Except as set forth in Schedule 4.03 attached hereto, the execution and delivery of this Agreement by the Transferee, and the agreements provided for herein, and the consummation by the Transferee of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Transferee, enforceable against the Transferee in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Transferee of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Transferee; (b) violate the provisions of the Transferee's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Transferee pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Transferee is a party or by which the Transferee is or may be bound. Schedule 5.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Transferee of the transactions contemplated by this Agreement.

4.04.	REGULATORY APPROVALS.
No regulatory approvals are needed.

4.05.	INVESTMENT REPRESENTATION.
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4.06.	LITIGATION.
There  is  no  suit,  action  or  legal  administrative, arbitration or order,  proceeding or governmental  investigation  pending or, to the knowledge of the Transferee,  threatened, to which the Transferee is a party which, considered individually or in the aggregate, would reasonably be expected to materially  impair the Transferee's  ability to perform its obligations under this Agreement.

4.07.	BROKER'S FEE.
No broker or finder has acted for the Transferee in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferee.

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10.	RESTRICTIVE COVENANTS.
10.1.	Left Blank

10.2.	CONFIDENTIALITY.
The Transferor recognizes and acknowledges that by reason of its ownership of the Companies, it has had access to confidential information relating to the Business including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). The Transferor acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Transferor, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Transferor or the Companies in a manner designed to protect the confidentiality of the Confidential Information or (d) represents historical information reasonably required by a prospective purchaser of the Transferor.

10.3.	Left Blank

10.4.	ADDITIONAL TERMS.
The Transferor acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interest of the Transferee, and that any violation will result in irreparable injury to the Transferee. The Transferor agrees that the Transferee shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or providing bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 10, which rights shall be cumulative and in addition to any other rights or remedies to which the Transferee may be entitled. In the event that any of the provisions of this Section 10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitation permitted by applicable law. The covenants set forth in this Section 10 shall be binding upon the successors and assigns of the Transferor, including any acquiror of all or substantially all the assets or business of the Transferor.

11.	Left Blank

12.	NOTICES.
Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Transferee:                         Cell-nique Corporation
12 Old Stage Coach Rd
Weston, CT 06883
Attention:  Chief Executive Officer

To the Transferor:                          Hibix Corporation
4371 Foxford Way,
Dublin, CA 94568

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

13.	SUCCESSORS AND ASSIGNS.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Transferee, on the one hand, and the Transferor, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Transferee may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Transferee. Any assignment in contravention of this provision shall be void. No assignment shall release the Transferee or the Transferor from any obligation or liability under this Agreement.

14.	ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations,  commitments and understandings between such parties. The Transferee, by the consent of its Special Committee of Independent Directors or officers authorized by such Committee, and the Transferor may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Transferee and the Transferor.

(b) If the  provisions  of any  Schedule or Exhibit to this  Agreement  are inconsistent  with the  provisions  of this  Agreement,  the  provisions  of the Agreement  shall prevail.  The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

15.	SEVERABILITY.
Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

16.	INVESTIGATION OF THE PARTIES.
All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

17.	EXPENSES.
Except as otherwise expressly provided herein, the Transferee, on the one hand, and the Transferor, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses)incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Transferor or any of the Companies (other than to the extent included in the Transferor Assets) shall be allocated to and borne by the Transferor, and not such companies individually. Transferor Assets.

18.	GOVERNING LAW.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19.	SECTION HEADINGS.
The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.	COUNTERPARTS.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

TRANSFEREE:	Cell-nique Corporation

	By:	/s/ Dan Ratner
Dan Ratner
Title: Chief Executive Officer

TRANSFEROR:	Hibix, Corporation

	By:	/s/ John David Enright
John David Enright
Title: Chief Executive Officer